FORM OF SECOND AMENDMENT TO THE

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This SECOND AMENDMENT, dated September 24, 2021, amends the Amended and Restated Expense Limitation Agreement between The Hartford Mutual Funds, Inc. (“HMF”) and The Hartford Mutual Funds II, Inc. (“HMF II” and together with HMF, the “Companies”) and Hartford Funds Management Company, LLC (the “Adviser”), dated February 28, 2021 (the “Agreement”).

WHEREAS, the Companies and the Adviser entered into the Agreement to limit the total net annual operating expenses of the series of HMF and HFM II listed on Schedule A, Schedule B, Schedule C and Schedule D to the Agreement;

WHEREAS, Hartford Schroders Diversified Emerging Markets Fund (the “Fund”) is a newly created series of HMF II and will commence investment operations on or about September 24, 2021 (the “Effective Date”);

WHEREAS, the Board of Directors of HMF II has approved the terms and conditions of the expense limitation arrangements on behalf the Fund; and

WHEREAS, HMF II and the Adviser wish to amend the Agreement to add the Fund to the Agreement;

NOW, THEREFORE, the Companies and the Adviser hereby agree as follows:

1.	The following is added as new Section 3.6:

3.6. The Adviser hereby agrees to reimburse Fund expenses to the extent necessary to ensure that the total net annual operating expenses, exclusive of “Excluded Expenses,” as that term is defined under Section 4 below, does not exceed the specified amount for the class of shares of each Fund listed on Schedule E. The expense limitation arrangements shall commence on the Effective Date and shall continue until (and including) September 30, 2022.

2.	The following is added as new Schedule E:

Schedule E
Fund	Total Net Annual Operating Expense Limit (as a percent of average daily net assets)
Hartford Schroders Diversified Emerging Markets Fund	Class SDR: 0.89%

3.	All other terms of the Agreement remain in effect.

IN WITNESS WHEREOF, the parties to the Agreement have executed this Second Amendment as of the date first written above.

THE HARTFORD MUTUAL FUNDS, INC.		THE HARTFORD MUTUAL FUNDS II, INC.

By:		By:
Name:	Thomas R. Phillips	Name:	Thomas R. Phillips
Title:	Vice President and Secretary	Title:	Vice President and Secretary

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:
Name:	Gregory A. Frost
Title:	Chief Financial Officer